Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact: Robert D. Monson, Chief Financial Officer Telephone: (713) 881-8900

SEITEL ANNOUNCES SECOND QUARTER AND FIRST HALF 2004 RESULTS

HOUSTON, TX, August 12, 2004 - Seitel, Inc. (OTCBB: "SELA") today reported it's results for the second quarter and six months ended June 30, 2004. For the quarter ended June 30, 2004, revenue was $35.1 million compared to $31.8 million of revenue in last year's second quarter. Revenue for the six months ended June 30, 2004 was $76.4 million compared with revenue of $62.1 million in the first half of 2003.

For the quarter ended June 30, 2004, the Company reported a net loss of $4.7 million, or $.18 per share, compared with net income of $0.9 million or $.04 per share in the second quarter of 2003. Results for both periods include a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact the comparability between years. The loss for the second quarter of 2004 includes $2.4 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs as well as $0.7 million of foreign currency transaction losses related to our Canadian subsidiaries. Net income for the second quarter of 2003 includes $0.6 million of costs and expenses related to our restructuring efforts and various litigation offset by $1.6 million of foreign currency transaction gains related to the strengthening of the Canadian dollar.

For the six months ended June 30, 2004, the Company reported a net loss of $5.9 million or $.23 per share, compared with a net loss of $1.2 million or $.05 per share in the first half of the prior year. Results for both periods include a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. The 2004 first half includes $7.3 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs and $0.8 million of foreign currency transaction losses related to our Canadian subsidiaries. The 2003 first half includes $3.4 million of costs and expenses related to our restructuring efforts and various litigation, partially offset by $3.0 million of foreign currency transaction gains related to the strengthening of the Canadian dollar.

Second quarter income from operations of $2.9 million was $5.8 million lower than the first quarter due to lower data acquisition activity which was planned after the high first quarter activity in Canada, and higher data amortization rates on certain data components.

Randall D. Stilley, CEO and President, commented, "Second quarter activity continued to track our plans, and the general market for seismic data in North America is improving. Post acquisition resale licensing increased $6.2 million compared to last quarter, and was 19% above the same period last year. This increase, coupled with an increase in new data acquisition opportunities, appears to reflect a growing need on the part of our clients for seismic data in North America. Furthermore, with our reorganization activities behind us, we can now focus entirely on executing our business plans."

The following table summarizes the components of our revenue for the three and six months ended June 30, 2004 and 2003 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,

	2004	2003	2004	2003

Acquisition revenue:
Cash underwriting	$6,650	$8,190	$24,011	$16,681
Underwriting from
non-monetary exchanges	26	-	1,838	-
Licensing revenue:
New resales for cash	19,096	20,019	37,325	38,314
Non-monetary exchanges	5,858	2,848	8,938	5,957
Deferral of revenue	(9,636)	(13,508)	(23,991)	(25,880)
Selections of data	11,818	13,399	25,779	25,030
Solutions and other	1,284	825	2,460	1,995

Total revenue	$35,096	$31,773	$76,360	$62,097

Data acquisition licensing revenue of $6.6 million was $12.5 million below last quarter due to a planned reduction in new data acquisition after a strong first quarter in Canada during the prime winter seismic recording season. Second quarter post acquisition resale licensing revenue of $27.1 million was $4.4 million above last year and $6.2 million above last quarter.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

FINANCIAL TABLES ON FOLLOWING PAGES

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	June 30,	December 31,
	2004	2003

ASSETS
Cash and equivalents	$50,204	$44,362
Restricted cash	161	202
Receivables
Trade, net	41,578	37,461
Notes and other, net	10,683	12,047
Net seismic data library	243,804	247,541
Net other property and equipment	12,814	15,431
Oil and gas operations held for sale	449	1,552
Investment in marketable securities	16	99
Prepaid expenses, deferred charges and other assets	9,011	8,394

TOTAL ASSETS	$368,720	$367,089

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$20,157	$17,414
Oil and gas operations held for sale	7	17
Term loans	5,417	5,417
Obligations under capital leases	5,815	6,571
Deferred income taxes	1,840	1,953
Deferred revenue	55,432	58,876
Liabilities subject to compromise	282,998	273,119

TOTAL LIABILITIES	371,666	363,367

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share; authorized
5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued and outstanding
25,811,601 at June 30, 2004 and December 31, 2003	258	258
Additional paid-in capital	166,630	166,630
Retained deficit	(165,591)	(159,731)
Treasury stock 435,918 shares at cost at
June 30, 2004 and December 31, 2003	(5,373)	(5,373)
Notes receivable from officers and employees	(79)	(124)
Accumulated other comprehensive income (loss)	1,209	2,062

TOTAL STOCKHOLDERS' EQUITY	(2,946)	3,722

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$368,720	$367,089

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,

	2004	2003

REVENUE	$35,096	$31,773

EXPENSES
Depreciation and amortization	24,339	20,032
Cost of sales	135	176
Selling, general and administrative expenses	7,760	7,224

	32,234	27,432

INCOME FROM OPERATIONS	2,862	4,341

Interest expense, net	(5,320)	(4,978)
Foreign currency exchange gains (losses)	(723)	1,598
Gain on extinguishment of liabilities	-	681
Reorganization items	(1,885)	-

Income (loss) from continuing operations before
income taxes	(5,066)	1,642

Provision (benefit) for income taxes	(395)	778

Income (loss) from continuing operations	(4,671)	864

Income from discontinued operations, net of tax	9	39

NET INCOME (LOSS)	$(4,662)	$903

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$(.18)	$.04
Income from discontinued operations	-	-

Net income (loss)	$(.18)	$.04

Weighted average number of common and
common equivalent shares - basic and diluted	25,376	25,376

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per share amounts)

	Six Months Ended June 30,

	2004	2003

REVENUE	$76,360	$62,097

EXPENSES
Depreciation and amortization	48,422	38,107
Cost of sales	209	330
Selling, general and administrative expenses	16,214	17,548

	64,845	55,985

INCOME FROM OPERATIONS	11,515	6,112

Interest expense, net	(10,268)	(10,056)
Foreign currency exchange gains (losses)	(808)	3,029
Gain on extinguishment of liabilities	-	681
Reorganization items	(6,032)	-

Loss from continuing operations before income taxes	(5,593)	(234)
Provision for income taxes	311	813

Loss from continuing operations	(5,904)	(1,047)

Income (loss) from discontinued operations, net of tax	44	(198)

NET LOSS	$(5,860)	$(1,245)

Basic and diluted loss per share:
Loss from continuing operations	$(.23)	$(.04)
Income (loss) from discontinued operations	-	(.01)

Net loss	$(.23)	$(.05)

Weighted average number of common and
common equivalent shares - basic and diluted	25,376	25,376

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